Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

February 26, 2013

2 iPath XVZ ETN XVZ BARCLAYS iPath F1 Banner opens on the Chicklet in the center of the screen, it’s legs are static. The key in the back begins to turn as the type transitions on. Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

3 Volatility hedging BARCLAYS iPath F2 The Chicklet begins to walk to the right as the market line forms from the left to meet it’s feet, and the type transitions on above. Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

4 that reacts to the market BARCLAYS iPath F3 The Chicklet continues to walk along the market line as it’s feet slightly adjust it’s height to the ups and downs of the market line. The type transitions on above. Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

5 so you don’t have to. BARCLAYS iPath F4 The Chicklet continues to walk along the market line as it’s feet continue to adjust it’s height to the ups and downs of the market line. The type transitions on above. Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

6 CLOSE An investment in iPath ENTs (“ETNs” involes, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus. The ETNs are unsecured obligation of or guaranteed by any third party. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. The ETNs are speculative and may exhibit high volatility. The ETNs are also subject to certain investor fees, which will have a negative effect on the value of the ETNs. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer BARCLAYS iPath LEGAL-1 Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

7 and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it COSE X by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering, BlackRock Investments, LLC, assists in the promotion of the iPath ETNs, “Standard & Poor’s®,” “S&P 500®,” “S&P®,” “S&P 500® Total Return,” “S&P 500 VIX Short-Term Futures™,” “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“SPFS”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”), These trade- BARCLAYS iPath* LEGAL-2 Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

marks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE ®, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS, or any of their respective subsidiaries or affiliates (collectively, OSE X “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing In securities generally or in the ETNs or in the ability of the indices to track market performance. BARCLAYS iPath* LEGAL-3 Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document Is not sponsored, endorsed, or 9 promoted by S&P Dow Jones Indices LLC, Dow Jones, SPFS, or any of their respective subsidiaries or affiliates (collectively, X “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jones Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing In securities generally or In the ETNs or in the ability of the indices to track market performance. © 2013 Barclays Bank PLC All rights reserved. iPath, iPath FTNs and the iPath logo are registered trademarks of Barclays Bank PLC All other trademarks, service marks or registered trade- marks are the property, and used with the permission, of their respective owners. iP-0667-0113 BARCLAYS iPath* LEGAL-4 Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts

10 NOTICE iPath® S&P 500® Dynamic VIX ETN BARCLAYS F5 & GIF The Chicklet stops in a final position along the market line as the type and CTA button transition on above. Banner Ads — 300 x 250 Option A iPATH XVZ PRODUCT CAMPAIGN —Web Banner Concepts